As filed with the Securities and Exchange Commission on April 1, 2022

Registration No. 333-225006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WELLTOWER INC.

(Exact name of registrant as specified in its charter)

Delaware	34-1096634
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)

WELLTOWER INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Shankh Mitra

Chief Executive Officer

Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

(419) 247-2800

(Name, address, including zip code, and telephone number of agent for service)

Copies to:

Andrew L. Fabens, Esq

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

(212) 351-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-225006) (the “Registration Statement”) filed with the Securities and Exchange Commission on May 17, 2018 is being filed to deregister all securities that were registered for issuance on the Registration Statement and remain unsold thereunder.

On March 7, 2022, the company formerly known as Welltower Inc., a Delaware corporation (“Old Welltower”), announced that it intended to implement a corporate reorganization into a new holding company structure commonly referred to as an Umbrella Partnership Real Estate Investment Trust, or UPREIT. On April 1, 2022, in connection with such intended reorganization, Old Welltower entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WELL Merger Holdco Inc., a Delaware corporation, which was a wholly owned subsidiary of Old Welltower (“New Welltower”), and WELL Merger Holdco Sub Inc., a Delaware corporation, which was a wholly owned subsidiary of New Welltower (“Merger Sub”). Effective on April 1, 2022, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Old Welltower, with Old Welltower continuing as the surviving corporation and a wholly owned subsidiary of New Welltower (the “Merger”). The Merger was conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company (i.e., New Welltower) without a vote of the shareholders of the constituent corporation (i.e., Old Welltower).

At the effective time of the Merger, (a) the separate existence of Merger Sub ceased; and (b) each share of Old Welltower common stock issued and outstanding immediately prior to the Merger converted on a share-for-share basis into an issued and outstanding share of New Welltower common stock. In connection with the Merger, Old Welltower’s name was changed to Welltower OP Inc., and New Welltower inherited the name “Welltower Inc.” and became the successor issuer to Old Welltower pursuant to Rule 12g-3 under the Securities Exchange Act of 1934.

As a result of the Merger, Old Welltower terminated all offers and sales of its securities registered for issuance on the Registration Statement that remained unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on April 1, 2022.

WELLTOWER INC.

By:	/s/ Shankh Mitra
Shankh Mitra
Chief Executive Officer, Chief Investment Officer and Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.